Exhibit 99.2


                       Waters Corporation and Subsidiaries
                            Supplemental Information
                                   (unaudited)



Free Cash Flow:
Waters defines free cash flow as the change in reported cash and restricted cash balances, plus or minus the change in reported debt, and adjusted for certain investing activities and unusual transactions.

Free cash flow in millions:                              June 30       June 30
                                                           2003          2002

    Cash and cash equivalents at March 31                 271.5         250.7
    Restricted cash at March 31                            49.0           0.0
    Cash at June 30                                       283.0         306.4

    Increase (decrease) in cash and restricted cash       (37.5)         55.7
    Decrease (increase) in debt                           (19.8)          0.7
    Add back purchase of treasury shares                   66.9           0.0
    Reduction for proceeds from stock plans               (15.5)        (10.1)
    Add back payment for litigation settlement             53.7           0.0
    Other investing activities                              3.2          (6.3)
        Total free cash flow                               51.0          40.0


The free cash flow presented above is not in accordance with generally accepted accounting principles (GAAP). The above identifies those items included or excluded by management to measure cash from operations. While the Company may incur and pay litigation settlements on a recurring basis, the above payment is considered to be significant compared to prior transactions. Similarly, the other transactions set forth above are also not indicative of cash used or generated from operations in assessing the liquidity outlook for the business.